Exhibit 4.20
DEALER ACCESSION LETTER

1 October 2018

To: KBC Bank NV
cc.: BNP Paribas Fortis SA/NV as Dealer and Arranger cc.: BNP Paribas Fortis SA/NV as Domiciliary Agent

Dear Sirs

Euronav NV EUR 150,000,000 Belgian Multi-currency Short-Term Treasury Notes Programme (the
"Programme")

We refer to a dealer agreement dated 6 June 2017 (the “Dealer Agreement”) between ourselves Issuer, BNP Paribas Fortis SA/NV as Dealer and BNP Paribas Fortis SA/NV as Arranger, relating to the Programme, as amended, supplemented or updated from time to time. Terms used in the Dealer Agreement shall have the same meaning in this letter.

In accordance with Clause 8.3 (Appointment of Additional Dealer) of the Dealer Agreement, we hereby appoint you as an Additional Dealer for the Programme upon the terms of the Dealer Agreement with immediate effect.

Please confirm acceptance of your appointment upon such terms by signing and returning to us the enclosed copy of this letter, whereupon you will, in accordance with Clause 8.3 (Appointment of Additional Dealer) of the Dealer Agreement, become a party to the Dealer Agreement vested with all the authority, rights, powers, duties and obligations of a Dealer as set out in the Dealer Agreement.

This letter may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

Yours faithfully

/s/ Hugo De Stoop            /s/ Egied Verbeeck
CFO                    General Counsel

for and on behalf of
Euronav NV
We hereby confirm acceptance of our appointment as a Dealer upon the terms of the Dealer Agreement referred to above. For the purposes of Clause 12 (Notices) of the Dealer Agreement our contact details are as follows:

KBC Bank NV
Havenlaan 2
B-1080 Brussel Belgium                    Dated: 1 October 2018
Tel: +32 2 417 1735
Fax: +32 2 429 1715
Attention: CP Desk

/s/ Danny Swinnen                /s/ Christophe Heerinckx
Chief Dealer                    Head loan and debt origination
Financial markets

for KBC Bank NV